EXHIBIT 99
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

January 5, 2007	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings Divests Xcelecom’s Electrical Contracting Companies and Revises Earnings Guidance for Discontinued Operations

UIL Holdings Corporation (NYSE: UIL) today announced that on December 29, 2006, its wholly owned subsidiary, Xcelecom Inc. (Xcelecom), entered into an agreement to sell all of the outstanding shares of stock of McPhee Electric, Ltd., JBL Electric, Inc. and JE Richards, Inc. to Phalcon, LTD. UIL received $1.85 million in cash at closing together with promissory notes in an aggregate amount of $7.0 million.

Also, on December 29, 2006, UIL and Xcelecom entered into an agreement to sell all of the outstanding shares of stock of Allan/Brite-Way Electrical Contractors, Inc. to SAIDS, LLC for $0.25 million.

These transactions are expected to result in combined net losses of approximately $12.8 million, of which $6.8 million was previously recognized in the third quarter as an impairment charge.

“We are very pleased to announce the sale of substantially all of the remaining Xcelecom businesses,” commented James P. Torgerson, UIL Chief Executive Officer. “These transactions essentially complete the repositioning of our business focus as a transmission and distribution utility.”

Additional information concerning the transaction can be found in UIL’s Form 8-K, which was filed with the Securities and Exchange Commission.

UIL Revises Earnings Guidance

Management is revising earnings guidance to reflect the impact of the transactions described above and other divestiture related costs. The guidance for Discontinued Operations and Total UIL Holdings has been revised accordingly. Guidance for UI and the remaining components of Continuing Operations is the same as previously reported.
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The table below shows the previous earnings guidance issued on November 2, 2006 and the currently revised earnings guidance.

2006
	Previous Guidance	Revised Guidance

Continuing Operations

UI	$2.00 - $2.16	$2.00 - $2.16
Corporate	(0.15) - (0.09)	(0.15) - (0.09)
Subtotal	$1.91 - $2.01	$1.91 - $2.01

Divested Minority Ownership Interests
in Continuing Operations

CSC	$0.42 - $0.45	$0.42 - $0.45
UBE	(0.03) - 0.00	(0.03) - 0.00
Subtotal	$0.39 - $0.45	$0.39 - $0.45

Total Continuing Operations	$2.30 - $2.46	$2.30 - $2.46

Discontinued Operations

Xcelecom	$(3.45) - $(3.30)	$(3.70) - $(3.50)

Total UIL Holdings	$(1.10) - $(0.90)	$(1.30) - $(1.10)

Note: Business unit expectations are not intended to be additive to derive consolidated expectations.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas. For more information on UIL Holdings, visit us at http://www.uil.com.

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